EC Barrett, LLC
Certified Public Accountants & Business Advisors

Exhibit 16.1

January 21, 2026

Securities and Exchange Commission

Office of the Chief Accountant
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of Form 6-K for the event that occurred on October 15, 2025, to be filed by our former client, DigiAsia Corp (formerly known as StoneBridge Acquisition Corp). We agree with the statements made in the section "Notice of Change in Auditor" insofar as they relate to our Firm.

Very truly yours,

/s/ EC Barrett, LLC

EC Barrett, LLC

750 HAMMOND DRIVE | BUILDING 17 | ATLANTA, GEORGIA 30328 | (P) 404.250.4570 | (F) 404.847.0511 | www.ecbllc.com